Exhibit 99.1

GAP INC. COMMENCES CASH TENDER OFFERS AND CONSENT SOLICITATIONS
FOR ANY AND ALL OF ITS SENIOR SECURED NOTES

SAN FRANCISCO, Calif. — September 13, 2021 —The Gap, Inc. (NYSE: GPS) (“Gap Inc.” or the “Company”) today announced it has commenced (i) offers to purchase for cash (collectively, the “Tender Offers” and each a “Tender Offer”) any and all of its outstanding 8.375% Senior Secured Notes due 2023 (the “2023 Notes”), 8.625% Senior Secured Notes due 2025 (the “2025 Notes”) and 8.875% Senior Secured Notes due 2027 (the “2027 Notes”, and together with the 2023 Notes and 2025 Notes, the “Notes”) and (ii) Consent Solicitations (as defined below), in each case upon the terms and conditions described in the Company’s Offer to Purchase and Consent Solicitation Statement, dated September 13, 2021 (the “Offer to Purchase”).
The following table sets forth certain terms of the Tender Offers:

Series of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Consideration(1)	Early Tender Premium(1)	Total Consideration (1)(2)
8.375% Senior Secured Notes due 2023	364760 AL2 (144A) U36547 AC8 (Reg S)	$500,000,000	$1,091.25	$30.00	$1,121.25

8.625% Senior Secured Notes due 2025	364760 AM0 (144A) U36547 AD6 (Reg S)	$750,000,000	$1,062.50	$30.00	$1,092.50

8.875% Senior Secured Notes due 2027	364760 AN8 (144A) U36547 AE4 (Reg S)	$1,000,000,000	$1,135.00	$30.00	$1,165.00
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(1) Does not include accrued but unpaid interest, which will also be payable as provided in the Offer to Purchase.
(2) Includes the Early Tender Premium (as defined below).
The Tender Offers and Consent Solicitations will expire at 11:59 p.m., New York City time, on October 8, 2021, unless extended or terminated by the Company (the “Expiration Date”). No tenders submitted after the Expiration Date will be valid. Subject to the terms and conditions of the Tender Offers and Consent Solicitations, the consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offers and Consent Solicitations will be the applicable tender consideration for such series of Notes set forth in the above table (with respect to each series of Notes, the “Tender Consideration”). Holders of Notes that are validly tendered at or prior to 5:00 p.m., New York City time, on September 24, 2021 (subject to extension, the “Early Tender Deadline”) and accepted for purchase pursuant to the applicable Tender Offer and Consent Solicitation will receive the applicable Tender Consideration and the applicable early tender premium for such series of Notes as set forth in the table above (the “Early Tender Premium” and, together with the applicable Tender Consideration, the “Total Consideration”). Holders of Notes tendering their Notes after the Early Tender Deadline will receive the applicable Tender Consideration but will not be eligible to receive the Early Tender Premium. All holders of Notes validly tendered and accepted for purchase pursuant to the Tender Offers and Consent Solicitations will also receive accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the Early Settlement Date or Final Settlement Date, as applicable.

Notes that have been tendered may be withdrawn from the applicable Tender Offer prior to 5:00 p.m., New York City time, on September 24, 2021 (subject to extension, the “Withdrawal Deadline”). Holders of Notes tendered after the Withdrawal Deadline cannot withdraw their Notes or revoke their consents under the applicable Consent Solicitation unless the Company is required to extend withdrawal rights under applicable law.
The Company will purchase any Notes that have been validly tendered at or prior to the Early Tender Deadline and accepted in the applicable Tender Offer and Consent Solicitation promptly following the Early Tender Deadline (such date, the “Early Settlement Date”). The Early Settlement Date is expected to occur on the first business day following the Early Tender Deadline. Settlement for Notes validly tendered after the Early Tender Deadline, but at or prior to the Expiration Date and accepted for purchase in the applicable Tender Offer and Consent Solicitation, will be promptly following the Expiration Date (such date, the “Final Settlement Date”). The Final Settlement Date is expected to occur on the second business day following the Expiration Date.
As part of the Tender Offers, the Company is also soliciting consents (the “Consent Solicitations”) from the holders of the Notes for certain proposed amendments (the “Proposed Amendments”) described in the Offer to Purchase that would, among other things, eliminate certain of the restrictive covenants, provide that the Company may provide a notice of redemption to Holders of the related series of Notes to be redeemed pursuant to such notice of redemption not less than five business days nor more than 60 days prior to the redemption date for such series of Notes, and terminate the security interest and release the collateral under the Indenture for the related Series of Notes. Adoption of the Proposed Amendments with respect to each series of Notes requires the requisite consent applicable to such series of Notes as described in the Offer to Purchase (the “Requisite Consent”).
Each holder tendering Notes pursuant to the Tender Offers must also deliver consents to the Proposed Amendments pursuant to the related Consent Solicitation and will be deemed to have delivered their consents by virtue of such tender. Holders may not deliver consents without also tendering their corresponding Notes. The Proposed Amendments relating to a series of Notes will not become operative until (i) Notes of such series satisfying the Requisite Consent have been validly tendered and (ii) the relevant consideration has been paid. If the Proposed Amendments become operative with respect to a series of Notes, holders of that series of Notes that do not tender their Notes prior to the Expiration Date, or at all, will be bound by the Proposed Amendments, meaning that the remaining outstanding Notes of that series will no longer have the benefit of certain restrictive covenants or security contained in the indenture governing the Notes. In addition, such holders will not receive either the Tender Consideration or the Early Tender Premium.
The Tender Offers are not conditioned on the tender of any minimum principal amount of Notes, the consummation of any other Tender Offer or obtaining any Requisite Consent. However, the Tender Offers and Consent Solicitations are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including a condition that the Company has raised $1.5 billion in gross proceeds from the issuance of new senior unsecured notes in a concurrent debt financing. The Company intends to fund the purchase of the Notes pursuant to the Tender Offers and Consent Solicitations with the net proceeds from such debt financing and cash on hand.
Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC are the Dealer Managers and Solicitation Agents in the Tender Offers and Consent Solicitations. Global Bondholder Services Corporation has been retained to serve as the Tender and Information Agent for the Tender Offers and Consent Solicitations. Persons with questions regarding the Tender Offers and Consent Solicitations should contact Citigroup at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or Morgan Stanley at (800) 624-1808 (toll-free) or (212) 761-1057 (collect). Requests for the Offer to Purchase should be directed to Global Bondholder Services Corporation at (banks or brokers) (212) 430-3774 or (toll free) (866) 807-2200 or by email to contact@gbsc-usa.com.

None of the Company, the Dealer Managers and Solicitation Agents, the Tender and Information Agent, the trustee under the indenture governing the Notes or any of their respective affiliates is making any recommendation as to whether holders should tender any Notes and deliver the related consents in response to the Tender Offers and Consent Solicitations. Holders must make their own decision as to whether to participate in the Tender Offers and Consent Solicitations and, if so, the principal amount of Notes as to which action is to be taken.
This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. Neither this press release nor the Offer to Purchase is an offer to sell or a solicitation of an offer to buy any securities. The Tender Offers and Consent Solicitations are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the Tender Offers and Consent Solicitations, including the timing and potential effects thereof and other details relating thereto. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic and political conditions globally or regionally; risks related to the offering of the new senior unsecured notes and the Tender Offers and Consent Solicitations, including the risk that the new notes offering and the Tender Offers and Consent Solicitations are not consummated on the anticipated terms, if at all; and the risks and factors discussed in Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2021, as well as the Company’s subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The Company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2020 net sales were $13.8 billion. For more information, please visit www.gapinc.com.
Investor Relations Contact:
Steve Austenfeld
(415) 427-1807
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
(415) 832-1989
Press@gap.com